                                                                    EXHIBIT 8(d)


                            SECOND AMENDMENT TO THE
                       CUSTODIAN AGREEMENT BY AND BETWEEN
                         USAA LIFE INVESTMENT TRUST AND
                      STATE STREET BANK AND TRUST COMPANY

  This Second Amendment, dated April 24, 1997, amends the Custodian Agreement, dated December 15, 1994 ("Custodian Agreement"), made by and between State Street Bank and Trust Company ("Custodian") and USAA Life Investment
Trust ("Trust").

                                    RECITALS

  WHEREAS, the Custodian Agreement has been amended by an Amendment, dated December 16, 1994, and a First Amendment to the Amendment, dated July 24, 1996 (collectively, with the Custodian Agreement, the "Agreement"); and

  WHEREAS, the Custodian, pursuant to the Agreement, currently serves as the custodian for the five initial series of the Trust, namely the USAA Life Variable Annuity Money Market Fund, USAA Life Variable Annuity Income Fund, USAA Life Variable Annuity Growth and Income Fund, USAA Life Variable Annuity World Growth Fund, and USAA Life Variable Annuity Diversified Assets Fund (each, an "Initial Fund"); and

  WHEREAS, the Trust desires to retain the services of the Custodian, under the terms of the Agreement, for each of its two new series, namely the USAA Life Variable Annuity Aggressive Growth Fund and USAA Life Variable Annuity International Fund (each, a "New Fund"), and the Custodian desires to provide such services in accordance with the Agreement; and

  WHEREAS, the Trust and the Custodian desire to clarify certain aspects of the Agreement with respect to payments to be received by the Custodian for Trust shares.

  NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Custodian and Trust hereby amend the Agreement as follows:

1. Addition of New Funds

   Pursuant to Section 12 of the Agreement, the Trust hereby notifies the Custodian that it desires to retain the Custodian's services for each New Fund, under the terms of the Agreement, and the Custodian hereby agrees to provide such services for each New Fund in accordance with the Agreement. Accordingly, all references to "Fund" or "Funds," as those terms are defined in and used throughout the Agreement, shall include each New Fund in addition to each Initial Fund.

2. Payments for Shares

   The first sentence of Section 2.5 of the Agreement is hereby revised to read as follows:

   The Custodian shall receive from USAA Life, from its general account or from the applicable separate account of USAA Life Insurance Company (the "Separate Account"), and, on the date of receipt, deposit into the account of the appropriate Fund such payments for shares of that Fund issued or sold from time to time by the Trust.

3. Applicability of Agreement

   Except as otherwise provided herein, the terms of the Agreement, shall apply or continue to apply, as the case may be, with full force and effect to each Initial Fund and each New Fund.

   IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date first set forth above.


ATTEST                                USAA LIFE INVESTMENT TRUST


BY: /s/ Richard Halinski              BY: /s/ Edwin L. Rosane
    --------------------                  -------------------
    R. T. Halinski, Jr.                   Edwin L. Rosane
    Secretary                             President & CEO



ATTEST                                STATE STREET BANK AND TRUST COMPANY



BY: /s/ Paul Kaminsky                 BY: /s/ Marguerite Summers
    ---------------------                 -------------------------
    Paul Kaminsky                         Marguerite Summers